Exhibit 99.3

FOR:	AMPAL-AMERICAN ISRAEL CORPORATION
CONTACT:	Irit Eluz
CFO - SVP Finance & Treasurer
1 866 447 8636
irit@ampal.com

FOR:	Israel Infrastructure Fund
CONTACT:	Yaron Kestenbaum – CEO
011-972-3-7110711
Kestenbaum.Y@iif.co.il

FOR:	KM/KCSA Investor Relations
CONTACT:	Roni Gavrielov
011-972-3-516-7620
roni@km-ir.co.il

FOR:	Fleisher Communication & Public Relations
CONTACT:	Dana Kamrat/Keren Paz
011-972-3-624-1241
danak@fleisher-pr.com

keren@fleisher-pr.com

Ampal-American Israel Corporation and Israel Infrastructure Fund Announced the Increase in the Joint Venture with Institutional Investors in Israel to hold shares in EMG.

TEL AVIV, Israel, June 28, 2007 - Ampal-American Israel Corporation (Nasdaq:AMPL) ) and Israel Infrastructure Fund (IIF), leading the group of institutional investors announced today that additional Israeli institutional investors have agreed to join Ampal, Israel Infrastructure Fund and other institutional investors in the joint venture to invest in East Mediterranean Gas. Co. (S.A.E.), an Egyptian corporation (“EMG”). As previously announced, Ampal entered into the initial agreement to form the joint venture on June 6, 2007.

The joint venture will purchase, with additional funds provided by the new institutional investors, an additional 2.6% interest in EMG from Merhav (m.n.f) Limited (“Merhav”) for a purchase price of approximately $57 million, which is the same purchase price (on a per share basis) paid by Ampal’s wholly-owned subsidiary for its last purchase of beneficial ownership in EMG shares in December 2006. Ampal’s wholly owned subsidiary will contribute an additional 2.6% interest in EMG above the 1.8% interest in EMG it has already agreed to contribute. The joint venture will hold a total of 8.8% of the outstanding shares of EMG. Ampal’s contribution is being valued at the same price per EMG share as the joint venture’s purchase from Merhav. Following the investment, Ampal will hold a 50% interest in the joint venture. The institutional investors will have a 50% interest in the joint venture for their aggregate contribution of approximately $97 million. This transaction is subject to customary closing conditions.

As previously announced the joint venture will be a newly formed Israeli limited partnership, "Merhav Ampal Energy Holdings, LP" whose general partner will be an Israeli company equally owned by a wholly owned subsidiary of Ampal and the Israel Infrastructure Fund (IIF). IIF, leading the group of institutional investors in the joint venture, is a private equity fund specializing in investment opportunities in infrastructure projects.

Upon the closing of the transaction, Ampal’s beneficial interest in EMG, which is 12.5% of the outstanding shares of EMG, will remain unchanged. Ampal will now hold its interest, 8.1% individually through a wholly owned subsidiary, and 4.4% through the joint venture.

EMG is an Egyptian joint stock company which has been given the right to export natural gas from Egypt to Israel and other locations in the East Mediterranean basin including via an underwater pipeline. The pipeline, which EMG expects to be completed during the first quarter of 2008, will run from El-Arish, Egypt to Ashkelon, Israel.

Yosef A. Maiman, the Chairman, President and CEO of the Company and a member of the controlling shareholders group of the Company, is the sole owner of Merhav. After this transaction Merhav will continue to hold 8.1% of EMG.

Of the transaction, Mr Maiman said, "We are pleased with the increase investment by Israeli Institutional Investors in EMG and with the growing of the newly formed partnership that will be a platform for future cooperation between the parties in developing business in the energy sector."

Mr. Yaron Kestenbaum, the CEO of the Israeli Infrastructure Fund stated that: "We are glad that additional investors joined Mr. Maiman and us and will participate in this important venture in the Israeli energy sector. "

About Ampal

Ampal and its subsidiaries primarily acquire interests in businesses located in the State of Israel or that are Israel-related. Ampal has diversified interests in the following sectors: Energy, Real Estate and others. For more information about Ampal please visit our web site at www.ampal.com.

About Israel Infrastructure Fund

IIF is a private equity fund specializing in investment opportunities in infrastructure projects with the potential to generate significant interest and dividend income and capital appreciation. IIF has diversified interests in the following sectors: Energy, Water, Environment, Transport and others. For more information about IIF please visit our web site at www.iif.co.il

Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to Ampal that are based on the beliefs of management of Ampal as well as assumptions made by and information currently available to the management of Ampal. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," and similar expressions as they relate to Ampal or Ampal's management, identify forward-looking statements. Such statements reflect the current views of Ampal with respect to future events or future financial performance of Ampal, the outcome of which is subject to certain risks and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements, including among others, the economic and political conditions in Israel, the Middle East, including the situation in Iraq, and the global business and economic conditions in the different sectors and markets where Ampal's portfolio companies operate. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcome may vary from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Ampal or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Please refer to the Ampal's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. Ampal assumes no obligation to update or revise any forward-looking statements